UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	November 7, 2017
ALBANY INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	1-10026	14-0462060
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

216 Airport Drive, Rochester, NH		03867
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (518) 445-2200

None
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter).

☐	Emerging growth company
☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Item 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

Item 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION

On November 7, 2017, Albany International Corp. (the “Registrant” or the “Company”) entered into a $685 million, unsecured Five-Year Revolving Credit Facility Agreement (the "New Agreement") with JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”) and other lenders. JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, and The Bank of Tokyo-Mitsubishi UFJ, Ltd. acted as Co-Lead Arrangers and Joint Bookrunners for the syndication of the New Agreement. The Bank of America, N.A., Wells Fargo Bank, National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd acted as Co-Syndication Agents. The other lenders participating in the New Agreement are The Branch Banking and Trust Company, Citizens Bank, N.A., and TD Bank, N.A. (who, collectively, also acted as Co-Documentation Agents) as well as Nordea Bank AB and KeyBank. The New Agreement amends and restates a $550 million five-year facility agreement dated April 8, 2016 (the “Original Agreement”), with the same Agent and Lenders.

The New Agreement contains customary terms, as well as affirmative covenants, negative covenants and events of default that are substantially comparable to those in the Original Agreement. The Borrowings are guaranteed by certain of the Registrant's subsidiaries, including all significant U.S. subsidiaries (subject to certain exceptions), as were borrowings under the Original Agreement.

The applicable interest rate for borrowings under the New Agreement, as well as under the Original Agreement, is LIBOR plus a spread, based on the Registrant’s leverage ratio at the time of borrowing. Spreads under the New Agreement are the same as those under the Original Agreement. The applicable interest rate for borrowings on November 7 was LIBOR plus 150.0 basis points (or 2.74% for a one-month borrowing).

On May 6, 2016, we terminated our interest rate swap agreements that had effectively fixed the interest rate on up to $120 million of revolving credit borrowings, in order to enter into a new interest rate swap with a greater notional amount, and the same maturity as the Original Agreement. We paid $5.2 million to terminate the swap agreements and that cost will be amortized into interest expense through June 2020.

On May 9, 2016, we entered into interest rate hedging transactions for the period May 16, 2016 through March 16, 2021. These transactions have the effect of fixing the LIBOR portion of the effective interest rate (before addition of the spread) on $300 million of indebtedness, whether drawn under either the Original Agreement or the New Agreement, at the rate of 1.245% during the period. Under the terms of these transactions, we pay the fixed rate of 1.245% and the counterparties pay a floating rate based on the one-month LIBOR rate at each monthly calculation date, which on November 7, 2017 was 1.24%, during the swap period. On November 7, 2017, the all-in-rate on the $300 million of debt was 2.745%.

The Agent and certain of the Lenders or their affiliates have from time to time performed, and may in the future perform, various investment banking, financial advisory and other lending services for the Company and its affiliates, for which they have received and will receive customary fees.

A copy of the Agreement is being filed as an exhibit. A copy of the Original Agreement was previously filed as an exhibit to the Company's Current Report on Form 8-K filed April 8, 2016.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being furnished herewith:

10(k)(xix)

$685 million Five-Year Revolving Credit Facility Agreement among Albany International Corp., the other Borrowers named therein, the Lenders Party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, dated as of November 7, 2017.

Index to Exhibits

Exhibit No.	Description

10(k)(xix)	$685 million Five-Year Revolving Credit Facility Agreement among Albany International Corp., the other Borrowers named therein, the Lenders Party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, dated as of November 7, 2017.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALBANY INTERNATIONAL CORP.

By: /s/ John B. Cozzolino
Name: John B. Cozzolino
Title: Chief Financial Officer and Treasurer

Date: November 7, 2017